UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):

September 30, 2008

GANNETT CO., INC.

(Exact name of registrant as specified in charter)

Delaware	1-6961	16-0442930
(State or Other Jurisdiction of Incorporation or Organization of Registrant)	(Commission File Number)	(I.R.S. Employer Identification No.)

7950 Jones Branch Drive, McLean, Virginia	22107-0910
(Address of principal executive offices)	(Zip Code)

(703) 854-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 30, 2008, Gannett Co., Inc. drew an aggregate of $1.2 billion under its unsecured revolving credit facilities, the Competitive Advance and Revolving Credit Agreement among Gannett Co., Inc., the Several Lenders from Time to Time Parties Thereto, Bank of America, N.A., as Administrative Agent and JPMorgan Chase Bank, as Syndication Agent, dated as of February 27, 2004, as amended, the Amended and Restated Competitive Advance and Revolving Credit Agreement among Gannett Co., Inc., the Several Lenders from Time to Time Parties Thereto, Bank of America, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, and Barclays Bank PLC, as Documentation Agent, dated as of March 11, 2002, as amended, and the Competitive Advance and Revolving Credit Agreement among Gannett Co., Inc., the Several Lenders from Time to Time Parties Thereto, Bank of America, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, and Barclays Bank PLC, as Documentation Agent, dated as of December 13, 2004, as amended, bringing the total amount of such borrowings to approximately $1.9 billion. All of these borrowings have been or will be used to repay commercial paper at scheduled maturity. The $1.2 billion drawn on September 30, 2008 currently bears interest at a rate equal to 0.18% over the prime rate and will reset with changes in the prime rate unless converted to a LIBOR-based term rate. The remaining amounts outstanding under these unsecured revolving credit facilities currently bear interest at an average rate of 3.43% based on a spread over the 6-month LIBOR rate.

SIGNATURE

Pursuant to requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gannett Co., Inc.

Date: October 3, 2008	By:	/s/ Todd A. Mayman
Todd A. Mayman
Vice President, Associate General Counsel, Chief Governance Officer and Secretary